NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF MGE ENERGY, INC.

March 23, 2011

To the Shareholders of MGE Energy, Inc.:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders. Instructions on making a reservation are provided on page 3 of the proxy statement. If you are not able to attend the annual meeting, a video recording will be available on MGE Energy's Web site at www.mgeenergy.com. The recording will be available on this Web site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy. The meeting will be held as follows:

Date: Time: Place:	Tuesday, May 17, 2011 11:00 a.m., local time Marriott Madison West 1313 John Q. Hammons Drive Middleton, Wisconsin

Items of Business

•

To elect three Class I directors to terms of office expiring at the 2014 Annual Meeting of Shareholders;

•

To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011;

•

To approve, by nonbinding vote, executive compensation;

•

To recommend, by nonbinding vote, the frequency of future executive compensation votes; and

•

To transact such other business as may properly come before the meeting.

Record Date

Shareholders of record at the close of business on March 11, 2011, are entitled to vote at the meeting.

Voting by Proxy

Your vote is important. You may vote:

•

Using the Internet.

•

By telephone.

•

By returning the proxy card in the envelope provided.

The matters to be acted upon at the meeting are described in the accompanying proxy statement.

By Order of the Board of Directors /s/ Jeffrey C. Newman Vice President, Chief Financial Officer, Secretary and Treasurer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 17, 2011:

This proxy statement and our 2010 annual report to shareholders are available at www.mgeenergy.com/proxy.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS

3

VOTING

4

Number of Votes Per Share

4

How Street Name Holders May Vote

4

How Registered Holders May Vote

4

Holders Needed to Establish a Quorum

5

The Vote Necessary for Action to Be Taken

5

Revocation of Proxies

5

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 17, 2011

5

PROPOSAL 1 — ELECTION OF DIRECTORS

6

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

9

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

10

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTING

12

TRANSACTION OF OTHER BUSINESS

12

BENEFICIAL OWNERSHIP

13

Beneficial Ownership of Common Stock

13

Section 16(a) Beneficial Ownership Reporting Compliance

13

BOARD OF DIRECTORS INFORMATION

14

Board Leadership Structure

14

Risk Oversight

14

Committees

14

Director Independence

16

Related Person Transactions

16

Nonemployee Director Compensation

17

Policy Regarding Annual Meeting Attendance

17

Audit Committee Report

18

EXECUTIVE COMPENSATION

18

Compensation Discussion and Analysis

18

Role of the Compensation Committee

20

Compensation/Benefits Structure

21

Compensation Committee Report

24

2010 Summary Compensation Table

25

2010 Grants of Plan-Based Awards Table

26

Outstanding Equity Awards at December 31, 2010

27

2010 Pension Benefits Table

28

2010 Nonqualified Deferred Compensation Table

29

Potential Payments on Employment Termination or Change in Control

29

OTHER INFORMATION

31

Expenses of Solicitation

31

Shareholder Proposals for 2012 Annual Meeting

31

Contacting Our Directors

32

MAP on back cover

QUESTIONS AND ANSWERS

Q.

Why am I receiving this proxy statement?

A.

We are sending this document to you because our Board of Directors is seeking your proxy to vote your shares at our annual meeting. The notice of annual meeting, proxy statement and accompanying proxy card are first being mailed on or about March 23, 2011, to shareholders of record at the close of business on March 11, 2011.

Q.

When and where will the annual meeting take place?

A.

The meeting will be held on Tuesday, May 17, 2011, at 11:00 a.m., local time, at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin.

Q.

What is the purpose of the meeting?

A.

The purpose of the meeting is:

•

To elect three Class I directors to terms of office expiring at the 2014 Annual Meeting of Shareholders;

•

To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011;

•

To approve, by nonbinding vote, executive compensation;

•

To recommend, by nonbinding vote, the frequency of future executive compensation votes; and

•

To transact such other business as may properly come before the meeting.

Q.

Do I need a ticket to attend the meeting?

A.

Yes. If you are a registered shareholder and you plan to attend the meeting, please have your proxy card in hand and make your reservation online at https://www.proxyvotenow.com/mgee or fill out the enclosed reservation form and return it with your proxy card. If your shares are held through a broker or its nominee and you would like to attend the meeting, please make your reservation online at http://www.mgeenergy.com/RSVP2011. All shareholders may contact Shareholder Services at investor@mgeenergy.com or 800-356-6423 to make a reservation.

Your name tag is your admittance ticket to the meeting. Name tags will be mailed to shareholders making reservations before May 10, 2011. Name tags for late reservations will be available on the day of the meeting at the registration table.

Q.

Why did I receive more than one copy of this proxy statement?

A.

If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one copy of this document. This duplication can be eliminated. For information on combining the mailings into one, registered shareholders may contact Shareholder Services at investor@mgeenergy.com or toll-free at 800-356-6423. Street name holders should contact their broker.

Q.

Why is it important to vote?

A.

Your broker is no longer permitted to vote on your behalf on the election of directors and other nonroutine matters such as executive compensation. This change prohibits your broker from voting your shares in director elections without your direction. For your vote to be counted, you now need to communicate your voting instructions to your broker, bank or other financial institution before the date of the annual meeting. If you do not vote, your shares may not be represented at the annual meeting.

Q.

What is MGE Energy, Inc.?

A.

MGE Energy is an investor-owned public utility holding company formed in August 2002. Our headquarters are in Madison, Wisconsin, and we are the parent company of Madison Gas and Electric Company (MGE), our principal subsidiary. Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703.

VOTING

Number of Votes Per Share

Each share of common stock issued and outstanding as of the record date for the meeting is entitled to one vote at the meeting, except as described below for shareholders who own more than a specified percentage of the common stock.

The record date for the meeting is March 11, 2011. Holders of record as of such date can vote in person at the meeting or by proxy. By giving us your proxy, you are authorizing the individuals named on the proxy card (the proxies) to vote your shares in the manner you indicate. On March 11, 2011, there were 23,113,638 shares of our common stock issued and outstanding.

Our Articles of Incorporation contain a provision limiting the voting power of any shareholder who acquires more than 10 percent of our outstanding voting stock. In addition, under the Wisconsin Business Corporation Law, the voting power of shares held by any person in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of the excess shares. To our knowledge, neither of these limitations currently applies to any shareholder.

How Street Name Holders May Vote

If you own shares through a broker, the registered holder of those shares is your broker or its nominee. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified by your broker. Your broker will tabulate the votes it has received from its customers and submit a proxy card to us reflecting those votes. If you plan to attend the annual meeting and vote your shares in person, you should contact your broker to obtain a broker's proxy card and Shareholder Services to make a reservation for the meeting. Online reservations may be made at http://www.mgeenergy.com/RSVP2011. You may also e-mail Shareholder Services at investor@mgeenergy.com or call 800-356-6423 to make your reservation.

Please note that, in the absence of any direction from you, your broker is not allowed to vote your shares in the election of directors or on either of the advisory matters relating to executive compensation. Your vote is important to us, and so we hope you will make your choices known to your broker using the means they provide.

How Registered Holders May Vote

If you personally hold a certificate for your shares, have direct registration shares on our books or have shares held by us in the Direct Stock Purchase and Dividend Reinvestment Plan, then you are the registered holder. Shares you have accumulated in the Direct Stock Purchase and Dividend Reinvestment Plan are held by the administrator under the nominee name of Madge & Co. Those shares, including your certificate or direct registration shares, will be voted in accordance with the direction given by you on your proxy.

As a convenience to you, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. Refer to your proxy card or e-notice for more information and instructions. If you prefer, you may cast your vote by returning your signed and dated proxy card. Instructions regarding all three methods of voting are included on the proxy card. The signature on the proxy card should correspond exactly with the name of the shareholder as it appears on the proxy card. Where stock is registered in the name of two or more persons, each of them should sign the proxy card. If you sign a proxy card as an attorney, officer, personal representative, administrator, trustee, guardian or in a similar capacity, please indicate your full title in that capacity.

In voting on:

•

The election of directors in Proposal 1, you may vote for the election of all the nominees or you may withhold your votes as to all or specific nominees.

•

The ratification of the selection of our independent registered public accounting firm in Proposal 2, you can specify whether you approve, disapprove or abstain.

•

The advisory vote on executive compensation in Proposal 3, you can specify whether you approve, disapprove or abstain.

•

The advisory vote on the frequency of future executive compensation voting in Proposal 4, you can specify three years, two years, one year or abstain.

If you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares on a particular proposal, your shares will be voted for the election of the nominees on the proxy card, for ratification of the selection of PricewaterhouseCoopers LLP, for approval of our executive compensation and for three years as the frequency for future votes on executive compensation.

Holders Needed to Establish a Quorum

A quorum is necessary to hold a valid meeting of shareholders. If holders of a majority of the outstanding shares of common stock are present in person or by proxy for any proposal to be acted upon at the meeting, then a quorum will exist for all proposals. In order to assure the presence of a quorum, please vote via the Internet, telephone or sign and return your proxy card promptly in the enclosed postage-paid envelope even if you plan to attend the meeting. Brokers are permitted to vote on the ratification of the selection of auditors, but not on any of the other items to be voted on at the annual meeting. Thus, broker votes as well as abstentions are counted for purposes of establishing a quorum for the meeting.

The Vote Necessary for Action to Be Taken

The three persons receiving the greatest number of votes will be elected to serve as Class I directors. Accordingly, withholding authority to vote for a director and abstentions will not affect the outcome of the election of directors.

More than one-half of the shares present in person or by proxy and entitled to vote at the annual meeting must vote for the ratification of the selection of auditors in order for that proposal to be approved. Abstentions have the same effect as a vote against ratification of the selection of our independent registered public accounting firm.

Although the advisory votes on Proposals 3 and 4 are nonbinding, as provided by law, our board will review the results of the votes and take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Revocation of Proxies

If you are a registered holder of our common stock, you may revoke your proxy by giving a written notice of revocation to our Corporate Secretary at any time before your proxy is voted, by executing a later-dated proxy card that is voted at the meeting or by attending the meeting and voting your shares in person. If your shares are held by a broker, you must contact your broker to revoke your proxy. Attendance at the meeting will not automatically revoke your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 17, 2011

This proxy statement and our 2010 annual report to shareholders are available at www.mgeenergy.com/proxy. Shareholders can elect to receive e-mail alerts when proxy and annual meeting materials are available on the Internet instead of receiving paper copies in the mail. If you are a registered holder of our common stock, you may sign up for e-mail alerts, which will notify you when the proxy materials are available via the Internet, by contacting Shareholder Services. If your shares are held by a broker, you must contact your broker to receive these materials via the Internet.

Unless you prefer paper copies, please consider electronic delivery, which will help us reduce costs and the amount of resources used in connection with the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

As described below, the Board of Directors consists of nine directors divided into three classes, with each class having three directors. One class is elected each year for a term of three years. It is proposed that the three nominees listed below be elected to serve as Class I directors for three-year terms to expire at the 2014 annual meeting and upon the election and qualification of their successors. Your proxy may not be voted for a greater number of persons than the three nominees below.

All of our directors serve concurrently as directors of MGE. As discussed below under "Board of Directors Information," our Board of Directors has determined that all of our directors, other than Messrs. Stolper and Wolter, are independent as defined in the applicable Nasdaq Stock Market, Inc., listing standards. All of our directors live in our service area and have been active in the communities we serve. We believe that involvement brings an important perspective to our board deliberations and our community energy company focus.

Mses. Millner and Dewey and Mr. Stolper are currently Class I directors whose terms expire at the 2011 Annual Meeting of Shareholders and who have been nominated by our board for reelection.

Each of the nominees has indicated a willingness to serve if elected, and the board has no reason to believe that any nominee will be unavailable for that service. If any nominee should become unable to serve, it is presently intended that your proxy will be voted for a substitute nominee designated by the board. Under the Company's retirement guidelines for directors, directors who have served as the chief executive officer or who have been retained as a salaried consultant shall resign from the board no later than the date and time of the Annual Meeting of Shareholders following their 70th birthday; and other directors are expected to retire after completing the term during which he or she attains the age of 73, unless requested to remain by the board.

The board believes the directors of MGE Energy collectively have backgrounds and skills important for MGE Energy's business. The following biographies summarize the experiences, qualifications and skills that qualify our nominees and continuing directors to serve as directors of the Company.

Nominees for Election to the Board of Directors

The following paragraphs provide information regarding the background and qualifications of the nominees to our Board of Directors, all of whom are current directors.

Names (Ages)* and Business Experience	Director Since**

Nominees Class I — Term Expiring in 2014

Regina M. Millner (66), Madison, Wisconsin	1996

Ms. Millner is President of RMM Enterprises, Inc., which specializes in complex real estate projects and where she provides various legal, consulting and brokerage services for private clients and governmental agencies. She is an attorney and has worked as an analyst and broker in commercial real estate for more than 31 years. We believe Ms. Millner's analytical and financial skills that have been applied to commercial real estate, including the analysis of general market conditions, local and regional community and business trends, market risks and opportunities, and financial returns, are valuable to the board in its consideration of general economic conditions in our service area and the consideration and evaluation of risks and opportunities in our business. Ms. Millner has served on our board for 15 years and has significant experience with our Company and its operations.

Londa J. Dewey (50), Madison, Wisconsin	2008

Ms. Dewey is President of QTI Management Services, Inc., d/b/a The QTI Group, a human resources and staffing company, which she has held since 2007. Prior thereto, she was former President of the Private Client Group and Market President at U.S. Bank where she was an employee from 1982 to 2007 and an Officer from 1985 to 2007. We believe Ms. Dewey's experience with financial analysis, investment management and risk assessment and management in the banking industry provides our board with valuable input on the identification, evaluation and assessment of financial and general business risks and the evaluation of strategies to address those risks and the implementation of our business strategy. We also believe Ms. Dewey's experience with human resource matters and knowledge of the local labor market are valuable resources in assessing our Company's employment policies and practices. Ms. Dewey holds the following directorships: American Family Insurance; Chair of the Board, Meriter Health Services, Inc., and Meriter Hospital; director, Edgewood High School; director, University of Wisconsin Family Business Advisory Board; director and former Chair, Camp Manitowish YMCA Board; and Vice Chair, United Way of Dane County Foundation.

Thomas R. Stolper (62), Madison, Wisconsin	2008

Mr. Stolper is Chief Financial Officer and a director of TRAC Microbiology, Inc., a food and consumer products testing, research, auditing and consulting corporation, for 10 years, and is Executive Vice President and a director of Pro Chemicals LLC, a manufacturer of cleaning and sanitizing products, for 9 years. He is a certified public accountant with over 40 years in public accounting. He was a partner in Clifton Gunderson LLP, certified public accountants and consultants, for 31 years. Mr. Stolper provided auditing, tax, financial services and advice for a broad array of business entities. In addition, he was an elected member of the firm's national board for 12 years. Mr. Stolper has served on numerous community and civic boards for more than 30 years including three terms as an elected public official. We believe Mr. Stolper's accounting, tax and auditing education and experience, as well as his business experience, assist our board in the review of accounting and financial reporting matters and in the review of proposed strategic plans and initiatives. We also believe that business experience, combined with his public service commitment and experience, assist in the evaluation of our business risks and opportunities within our service area and the consideration of the needs of the community we serve.

THE BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES.

Members of the Board of Directors Continuing in Office The following paragraphs provide information regarding the background and qualifications of the continuing members of our Board of Directors.

Class II — Term Expiring in 2012

H. Lee Swanson (72), Cross Plains, Wisconsin	1988

Mr. Swanson is the former Chairman of the Board and President of SBCP Bancorp, Inc., and Chairman of the Board of the State Bank of Cross Plains, with which he was associated for more than 45 years until his retirement in 2010. As the former Chief Executive Officer of a substantial community banking organization, Mr. Swanson brings extensive practical knowledge with respect to finance, capital markets and community relationships, which we believe to be important to the operation of our business. Mr. Swanson also has considerable experience with the analysis and evaluation of financial information and the management of financial exposures and related risk.

John R. Nevin (67), Madison, Wisconsin	1998

Mr. Nevin is Grainger Professor and Executive Director, Grainger Center for Supply Chain Management at the Wisconsin School of Business, University of Wisconsin-Madison, where he has been a faculty member for 40 years. We believe Mr. Nevin's business education background (B.A., M.S. and PhD degrees in business) and his business analytical abilities (extensive economic damage analysis of financial statements while serving as an expert in litigation) assist our board in its consideration and analysis of our business strategy and proposed projects and its evaluation of plan implementation and operational results.

Gary J. Wolter (56), Madison, Wisconsin	2000

Chairman, President and CEO of MGE Energy, Inc., and Madison Gas and Electric Co., of which he has been an officer since 1989 and an employee since 1984. Mr. Wolter is the only member of management on our board. Mr. Wolter is an attorney and has been involved in the public utility business for over 25 years.

Class III — Term Expiring in 2013

F. Curtis Hastings (65), Madison, Wisconsin	1999

Mr. Hastings is Chairman of J. H. Findorff & Son, Inc., a large commercial and industrial construction general contractor and design builder, with which he has been associated for more than 38 years. We believe Mr. Hastings' experience with the management and oversight of a large company brings an important perspective to our board in its oversight of our operations. His particular knowledge of the construction industry assists our board in its understanding and oversight of the various significant construction projects that we have undertaken over the past several years with respect to power plant construction, wind farm construction and the general construction activities that constitute a recurring part of an electric and gas utility's operations. He is familiar with the management and control of large projects, cost control and schedule management. Mr. Hastings has also served as a director of National Guardian Life Insurance Co. from 1981 to present.

James L. Possin (59), Madison, Wisconsin	2009

Mr. Possin is a tax consultant with James L. Possin CPA, LLC. In 1976, Mr. Possin started working at Grant Thornton LLP, a registered public accounting firm. From 1990 to 2007, he was a partner where he advised on tax- and financial-related matters. Mr. Possin is a certified public accountant and holds degrees in accounting and law from the University of Wisconsin-Madison. Mr. Possin also serves on the Audit Committee of Oakwood Lutheran Homes Association, Inc. We believe Mr. Possin's background and current accounting and tax employment adds valuable accounting, tax and financial reporting experience to our board. We believe that experience, and his familiarity with financial reporting principles and requirements, will assist in our board's oversight of financial reporting and tax matters as well as the identification and management of financial risk exposures.

Mark D. Bugher (62), Madison, Wisconsin	2010

Mr. Bugher is Director of the University Research Park, University of Wisconsin-Madison, a position he has held since 1999. Prior to joining the Research Park, he served the State of Wisconsin as Secretary of Administration from 1996 to 1999 and as Secretary of Revenue from 1988 to 1996. Mr. Bugher serves on the board of First Business Financial Services, Inc., as a member of the audit and compensation committees. Mr. Bugher also chairs the Wisconsin Technology Council and serves on the Greater Madison Chamber of Commerce Board (past chair 2008-2009). He is a recognized leader in the Madison business community and brings an understanding of the business environment and economy within our service area. As a result of his governmental service, Mr. Bugher has insights into public policies, priorities and objectives that assist our board in evaluating longer-range trends that may affect the community we serve and our business. His experience at the University Research Park will assist with fiscal and strategic matters as well as with the evaluation of technology trends and developments that may affect the generation and distribution of electricity and the distribution of gas.

*

Ages as of December 31, 2010.

**

Date when first became a director of MGE. Ms. Dewey and Mr. Stolper became directors of MGE Energy, Inc., in 2008. Mr. Possin became a director of MGE Energy, Inc., in 2009. Mr. Bugher became a director of MGE Energy, Inc., in 2010. The other persons became directors of MGE Energy, Inc., when it became the holding company of MGE in August 2002.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal to be considered at the annual meeting is the ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, we will appoint other independent registered public accountants.

We selected PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2011. PricewaterhouseCoopers LLP is expected to have a representative present at the 2011 annual meeting who may make a statement and will be available to respond to appropriate questions from shareholders.

Our Audit Committee approves each engagement of the independent registered public accounting firm to render any audit or non-audit services before the firm is engaged to render those services. The Chairman of the Audit Committee or other designated Audit Committee member may represent the entire Audit Committee for purposes of this approval. Any services approved by the Chairman or other designated Audit Committee member are reported to the full Audit Committee at the next scheduled Audit Committee meeting after such approval has been given. No exceptions to this approval process are allowed under the Audit Committee Charter; and thus, none of the services described in the following table were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X, which otherwise would allow de minimis amounts of services to be provided without specific approval.

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009. (Fees include amounts related to the year indicated, which may differ from amounts billed.)

Independent Registered Public Accounting Firm Fees Disclosure	2010 Fees	2009 Fees

Audit Fees:
Audit of financial statements and internal controls	$712,000	$712,000
Review of SEC filings, comfort letters and comment letters	$6,400	$3,500
Total Audit Fees	$718,400	$715,500

Audit-Related Fees:
Services rendered for utility commission-mandated obligations	$13,400	$10,500
Total Audit-Related Fees	$13,400	$10,500

Tax Fees:
Services rendered to change tax method of accounting for repairs	$53,359	$96,641
Review of federal and state income tax returns	$33,560	$32,600
Total Tax Fees	$86,919	$129,241

All Other Fees:
Federal stimulus grant pre-compliance assessment	$31,122	$0
Financial analysis for generation projects	$14,930	$0
Fee to access online accounting standards library	$3,600	$3,000
Total All Other Fees	$49,652	$3,000

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As a result of recent changes in federal law, Section 14A of the Securities Exchange Act of 1934, as amended, requires publicly held companies, such as us, to seek a nonbinding advisory vote from its shareholders to approve its executive compensation as disclosed in its proxy statement in accordance with applicable Securities and Exchange Commission (SEC) rules. Because the required vote is advisory, it is not binding upon the board; however, our board intends to consider the results of that voting as it considers our executive compensation policies and practices.

Our Board of Directors recommends a vote "For" approval of our executive compensation, as disclosed below under "Executive Compensation" for the following reasons:

•

Good Company performance.

The performance graph illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in MGE Energy common stock, as compared with the Russell 2000 and the EEI Index for investor-owned electrics for the period December 31, 2005, through December 31, 2010.

•

Holding the line on executive compensation.

The Compensation Committee and the board believe it is important to control executive compensation. In 2010, the Compensation Committee retained Towers Watson to do a study comparing base pay, annual bonuses and long-term compensation of MGE Energy executives compared to a peer group. The study showed the chief executive officer (CEO) being paid at 67 percent of midpoint for his position when compared to the peer group. On average, the other named executive officers (NEOs) were compensated at 87 percent of midpoint.

The directors believe that shareholders are receiving performance significantly above average for executive compensation below that of peer group executives.

•

Effective December 30, 2010, we modified our approach to change in control severance arrangements to limit the payments and to eliminate any gross-up for excise taxes.

•

Our pay program is heavily performance-based. Our short-term incentives reward is based upon a performance assessment by our Compensation Committee. Our long-term incentives program is aligned to shareholder interests by being based on the relative value of our stock during a five-year period. The board is developing performance targets to be used for 2011 incentives.

•

We do not have a stock option plan. Thus, we have not granted stock options or repriced stock options.

•

It is not our custom to use employment contracts and we have none outstanding.

•

Our Compensation Committee, which oversees executive compensation, uses an independent executive compensation consultant who was selected by the committee and who reports directly to the committee.

Our board believes it has been careful and prudent in its approach to executive compensation and has generally taken a conservative approach, taking into account the impact of such programs on our cost to customers and returns to our shareholders as well as the need to attract and retain qualified personnel. Our program is based on cash compensation, consisting of salary and short-term and long-term incentive compensation. Our program does not include stock options, restricted stock or stock awards. As you will learn from the discussion under "Executive Compensation," our approach to executive compensation during the past two years has been moderated by our assessment of general economic conditions in our service area and the general economy, which led to keeping salaries relatively unchanged during that period. When such considerations are less critical, our Compensation Committee monitors executive compensation programs and adopts changes to reflect the dynamic marketplace in which the Company competes for talent as well as general economic, regulatory and legislative developments affecting executive compensation. It also seeks to benchmark those programs against comparably sized public utility companies in the national economy as well as conditions in the local Madison area.

The Company will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders.

You have the opportunity to vote "For," "Against" or "Abstain" from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders of MGE Energy, Inc., common stock approve the compensation of the Company's executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the proxy statement.

THE BOARD RECOMMENDS A VOTE "FOR" ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTING

The same recent changes in federal law, namely, Section 14A of the Securities Exchange Act of 1934, as amended, also require publicly held companies, such as us, to seek a nonbinding advisory vote from shareholders regarding how frequently the company should include in its proxy materials a proposal seeking a nonbinding advisory vote to approve executive compensation, as set forth in Proposal 3. Shareholders are not being asked to approve or disapprove of the board's recommendation, but rather to indicate their own choice from among the frequency options. This vote is advisory, and as such is not binding on the board. However, the board will take the results of the vote into account in making a determination concerning the frequency of advisory shareholder votes on executive compensation.

Our Board of Directors recommends the nonbinding advisory vote to approve executive compensation occur every three years for the following reasons:

•

A three-year cycle would provide our Compensation Committee with a better opportunity to assess our compensation programs in response to the results of the most recent advisory vote. That vote is based upon compensation as disclosed in our proxy statement, which describes compensation earned during the past fiscal year. At that time, our compensation programs for the current year have been established. Thus, there is a delay between our receipt of results of the advisory vote and our ability to make any significant changes in response to that vote.

•

A portion of our executive compensation involves long-term performance. We believe that a longer voting cycle gives shareholders a better opportunity to assess the effectiveness of those programs.

•

A longer voting cycle provides us with more time to respond thoughtfully to shareholders' sentiments and evaluate and implement any appropriate changes to our executive compensation program.

•

Finally, as described below under "Other Information," shareholders may contact our board at any time on matters of interest to them. We believe that such one-on-one communication provides a better opportunity to understand a shareholder's particular concerns, and to discuss our approach to those concerns, than an advisory vote that passes on the program as a whole with no specification as to the underlying concerns or objections.

THE BOARD RECOMMENDS SHAREHOLDERS SELECT "3 YEARS" FOR THE ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this document. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

Whether or not you expect to be present at the meeting, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid envelope, call the toll-free number or log onto the Internet.

BENEFICIAL OWNERSHIP

Beneficial Ownership of Common Stock

The following table lists the beneficial ownership of our common stock as of December 31, 2010 (except as otherwise noted), of each director and nominee, the individuals named in the Summary Compensation Table and the directors and executive officers as a group, and each person known to us to be the beneficial owner of more than 5 percent of our outstanding common stock. In each case, the indicated owner has sole voting power and sole investment power with respect to the shares shown except as noted.

Name	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
Mark D. Bugher	350 (1)	*
Londa J. Dewey	3,000	*
Kristine A. Euclide	3,345 (2)	*
F. Curtis Hastings	3,939	*
Lynn K. Hobbie	4,137 (2)(3)	*
Regina M. Millner	1,386	*
Scott A. Neitzel	3,579 (2)	*
John R. Nevin	2,444	*
Jeffrey C. Newman	4,377 (2)(3)	*
James L. Possin	375 (1)	*
Thomas R. Stolper	1,700	*
H. Lee Swanson	8,000	*
Gary J. Wolter	11,172 (2)(3)	*
All directors and executive officers as a group (15 persons)	59,032 (3)	*
BlackRock, Inc.	1,368,284 (4)	5.92%

*

Less than 1 percent.

(1)

Mr. Possin and Mr. Bugher became directors on November 18, 2009, and September 17, 2010, respectively. In accordance with our Corporate Governance Guidelines, directors and executives are required to purchase at least $25,000 of common stock, which may be purchased over a period of five years from the time of their initial election.

(2)

K. Euclide, L. Hobbie, S. Neitzel, J. Newman and G. Wolter are directors of Madison Gas and Electric Foundation, Inc., and, as such, have shared voting and investment power in an additional 12,000 shares of our common stock held by the Foundation. These shares are not shown in the numbers in the table. The Foundation was formed by, and receives contributions primarily from, MGE, which contributions are used for charitable purposes.

(3)

Includes common stock held by executive officers in the MGE 401(k) defined contribution plan with respect to which those persons have sole voting and investment power: L. Hobbie, 64 shares; J. Newman, 87 shares; G. Wolter, 155 shares and executive officers as a group, 5,947 shares.

(4)

Information contained on Schedule 13G filed with the SEC for the year ended December 31, 2010, by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the SEC. Those persons are also required to furnish us with copies of those reports. Based solely on our review of the copies of the reports received by us and written representations from certain reporting persons, we note that all of our directors and executive officers (we do not have any greater than 10 percent shareholders) filed all required reports during or with respect to the year ended December 31, 2010, on a timely basis.

BOARD OF DIRECTORS INFORMATION

Our board provides oversight with respect to the Company's long-term strategic plan, business initiatives, major capital projects and budget matters. Members of the board are kept informed of our business by various reports and documents provided to them on a regular basis including operating and financial reports made at board and committee meetings by the CEO and other officers.

Board Leadership Structure

Our CEO serves as the Chairman of our Board of Directors, and Ms. Millner, who is an independent member of our board as determined under the guidelines adopted by the Nasdaq Stock Market, Inc., serves as our lead director. Ms. Millner has served as a member of our board since 1996 and has extensive experience with the operation of our board and business.

Our board believes its current board leadership structure encourages independent director participation and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company's day-to-day operations, he is best positioned to chair regular board meetings as we discuss key business and strategic issues. Coupled with an independent lead director, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the board's oversight responsibilities and day-to-day management of business operations.

The board has structured the role of our lead independent director to strike an appropriate balance to the combined Chairman and CEO role and fulfill the important requirements of independent leadership on the board. The lead director calls meetings of the board or executive sessions with our independent directors; chairs executive sessions of the independent directors; provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the board; serves as a nonexclusive conduit to the Chairman of views and concerns of our independent directors; and chairs our Corporate Governance Committee, which monitors the composition and structure of our board and assists in board recruitment efforts.

Risk Oversight

Our board is involved in the process of overseeing the primary operational, financial and regulatory risks that we face in the conduct of our business. Trends in economic, business and commodity market conditions; legislative and regulatory initiatives and their potential or actual effects upon operations and capital expenditures; and operational issues are recurring matters considered by our board in the course of its regular meetings. Our CEO generally leads in the identification of risk discussion matters; however, all of our directors are encouraged to initiate discussion at any time, either directly or through our lead director, on any areas of concern, including risk identification and assessment, controls, management and oversight. In addition, our board periodically meets with management to receive and discuss reports regarding the risks faced in the various areas of the Company and the policies, processes and controls in place to assess and manage those risks.

Committees

Our board has four standing committees, the principal responsibilities of which are described below. The following table sets forth the current membership of each committee and the number of meetings held during 2010:

Name	Audit Committee	Compensation Committee	Executive Committee	Corporate Governance Committee
Mark D. Bugher	X			X
F. Curtis Hastings	X			X
Regina M. Millner (1)	X	X	X	X(2)
John R. Nevin	X	X(2)		X
James L. Possin	X			X
H. Lee Swanson	X(2)	X	X	X
Gary J. Wolter			X
Number of Meetings	5	9(3)	0	1

(1)

Lead Independent Director.

(2)

Committee Chairperson.

(3)

Includes five meetings of the committee with other board members to discuss Company compensation philosophy, structure and related matters.

Corporate Governance Committee

The Corporate Governance Committee is responsible for taking a leadership role in shaping corporate governance of the Company. The committee reviews and makes recommendations to the board regarding corporate governance principles applicable to the Company and concerning board and committee organization, membership, function and effectiveness. Our board has adopted a Corporate Governance Committee Charter and Corporate Governance Guidelines, which are posted on our Web site at www.mgeenergy.com/corpgov. More information regarding our corporate governance practices can be found at our Web site. Each of the members of the committee is independent as defined in applicable Nasdaq Stock Market, Inc., listing standards.

The Corporate Governance Committee also reviews candidates for our board and makes nominations of appropriate candidates for election to the board. As stated in our Corporate Governance Guidelines, the candidate review criteria includes characteristics such as integrity, business experience, knowledge and independence of judgment, as well as diversity in business backgrounds in order to bring different experiences and perspectives to the board. Diversity in personal background, race, gender, age and nationality, for the board as a whole, may be taken into account in considering candidates. While screening candidates, the committee will examine potential conflicts of interest including interlocking directorships and substantial business, civic and social relationships with other members of the board that could impair a prospective board member's ability to act independently.

The Corporate Governance Committee also considers qualified director candidates suggested by our shareholders. Shareholders can suggest candidates by writing to MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Corporate Secretary. Submissions should describe the candidate's background, experience and ownership of our shares and otherwise address the factors considered by the committee as described in our Corporate Governance Guidelines posted on our Web site at www.mgeenergy.com/corpgov. The Corporate Governance Committee will apply the same standards in considering candidates recommended by shareholders as it applies to other candidates. In 2011, the director nominees are currently directors.

Audit Committee

Our board has an Audit Committee that oversees our relationship with our internal auditors and independent registered public accounting firm and discusses with them the scope and results of their audits, accounting practices and the adequacy of our internal controls. The Audit Committee also reviews all "related party transactions" for potential conflict of interest situations. A related party transaction is a transaction between us and our directors, executive officers or their immediate family members that are required to be disclosed pursuant to applicable SEC rules. The committee has a written charter which is posted on our Web site at www.mgeenergy.com/corpgov.

The Audit Committee has established a policy to preapprove all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year. Any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. Once preapproved, the services and preapproved amounts are monitored against actual charges incurred and modified if appropriate.

The Audit Committee consists of six independent directors, each of whom our board has determined has no material relationship with us and is otherwise independent under the listing requirements of the Nasdaq Stock Market, Inc., and the Company's Directors Independence Standards set forth in our Corporate Governance Guidelines. In addition, all Audit Committee members must meet the heightened standards for independence for Audit Committee members imposed by the SEC. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is affiliated with us or any of our subsidiaries. Our Board of Directors has determined that Mr. Swanson and Mr. Possin are "audit committee financial experts," as defined by applicable SEC rules, and determined that they are independent under the independence standards applicable to Audit Committee members under the listing requirements of the Nasdaq Stock Market, Inc.

Compensation Committee

The function of the Compensation Committee is to review the salaries, fees and other benefits of officers and directors and recommend compensation adjustments to the board. The board has adopted a Compensation Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. See "Executive Compensation - Compensation Discussion and Analysis" for further information regarding the role of the Compensation Committee in our executive compensation programs.

The Compensation Committee consists of three directors, each of whom the board has determined has no material relationship with us and is otherwise independent under the listing requirements of Nasdaq Stock Market, Inc., and the Company's Directors Independence Standards.

Executive Committee

The Executive Committee acts in lieu of the full board and between meetings of the board. The Executive Committee has the powers of the board in the management of our business and affairs, except action with respect to dividends to shareholders, election of principal officers or the filling of vacancies on the board or committees created by the board.

Director Independence

Our board makes an annual assessment of the independence of our directors under the independence guidelines adopted by Nasdaq Stock Market, Inc. Those guidelines are generally aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. The guidelines identify certain relationships that would affect independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $120,000 from us for other than board or board committee service and commercial relationships exceeding specified dollar thresholds. These guidelines are also contained in our Corporate Governance Guidelines, which are posted on our Web site at www.mgeenergy.com/corpgov.

Our board has determined that each of Mses. Dewey and Millner and Messrs. Bugher, Hastings, Nevin, Possin and Swanson are independent under the Nasdaq Stock Market, Inc., definition of independence. In reaching that determination, the board considered certain relationships or arrangements that are described below. In each case, the amounts involved in the transactions between us and our subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the amounts identified in our Corporate Governance Principles and Nasdaq Stock Market, Inc., requirements as being thresholds for concerns about their effect on director independence. Because we provide utility services through our subsidiary, MGE, and many of our directors live in the area served by MGE, many of our directors either directly receive, or are affiliated with entities that receive, utility services from MGE. Similarly, because we and our subsidiaries are active in the community and make substantial charitable contributions and many of our directors live in communities served by MGE and are active in those communities, many of our directors are affiliated with charities that receive contributions from us and our subsidiaries. In addition to those relationships and arrangements, our board also considered the following:

Mr. Hastings is Chairman of J. H. Findorff & Son, Inc., a commercial and industrial general contractor, from whom we have purchased construction services pursuant to competitive solicitations for such services. MGE payments to J. H. Findorff & Son, Inc., for services rendered were zero for 2009 and 2008 and less than 1 percent of J. H. Findorff & Son, Inc.'s gross annual revenue for 2010.

Ms. Dewey is a director of Meriter Hospital and Meriter Health Services, which is a large customer of our gas and electric service. She is also President of QTI Management Services, Inc., d/b/a The QTI Group, a human resources and staffing company from which we have procured temporary employment services and nonexecutive consulting services. Ms. Dewey is not involved in, and does not benefit from, the performance of those services. MGE's payments to QTI Management Services, Inc., resulted in less than one quarter of 1 percent of QTI Management Services, Inc.'s gross annual revenue for 2010, 2009 and 2008 and were immaterial under Nasdaq Stock Market, Inc.'s independence guidelines. Our board did not, and does not, believe that such services have affected Ms. Dewey's independence in addressing matters before the board.

Related Person Transactions

We have a written policy for the review, approval or ratification of any transaction with the Company or its subsidiaries involving an amount in excess of $120,000 in which any director, executive officer, nominee for director or any of their immediate family members had a material interest, as contemplated by Item 404(a) of the SEC's Regulation S-K. Under these policies and procedures, our Audit Committee reviews any transactions identified by our Director - Internal Audit based upon information gathered by our Director - Internal Audit. Based upon that review, the committee either approves or rejects the identified transaction. Information gathered by our Director - Internal Audit includes:

•

The related person's relationship to the Company and interest in the transaction.

•

The material facts of the transaction, including size, time frame and consideration.

•

The manner in which the transaction was procured, including the process used, the persons involved and the factors considered in entering into the particular transaction.

•

The availability of other sources of comparable goods and services.

The purpose of the information is to enable our Audit Committee to perform its review and to consider whether the transaction is on terms that are at least as favorable to the Company as achievable from an unaffiliated third party or, in the case of unique or sole source procurements, whether the transaction is fair to the Company.

Mr. Stolper joined our Board of Directors in December 2008. Mr. Stolper's brother, Daniel Stolper, and his sister-in-law, Barbara Neider, are partners in the law firm of Stafford Rosenbaum LLP. That firm has provided a variety of legal services to the Company and its subsidiaries for more than 50 years, including 2010, and continues to provide those services. During 2010, we paid total fees of $1,697,000 to Stafford Rosenbaum LLP for a variety of legal services. Our Audit Committee reviewed these transactions and concluded, in view of the long-standing relationship between the Company and the law firm, the nature of the services and the manner in which they are requested, that the transactions were at least as favorable to the Company as would be obtainable from a third party. Mr. Stolper is not involved in the selection of the Company's counsel and does not discuss the Company's legal services with his brother or sister-in-law, and the existing relationship with the law firm was not part of the basis for Mr. Stolper's selection and election to the board.

Nonemployee Director Compensation

Directors who are our employees receive no additional fee for service as a director or a committee member. In 2010, nonemployee directors received cash payments as shown in the table below.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Mark D. Bugher	19,967 (2)	—	—	—	—	—	19,967
Londa J. Dewey	49,600	—	—	—	—	—	49,600
F. Curtis Hastings	44,200	—	—	—	—	—	44,200
Regina M. Millner	51,550	—	—	—	—	—	51,550
Frederic E. Mohs	22,256 (3)	—	—	—	—	—	22,256
John R. Nevin	53,000	—	—	—	—	—	53,000
James L. Possin	50,300 (4)	—	—	—	—	—	50,300
Thomas R. Stolper	44,700 (4)	—	—	—	—	—	44,700
H. Lee Swanson	62,600 (4)	—	—	—	—	—	62,600

(1)

Consists of the amounts described below under "Cash Compensation."

(2)

Mr. Bugher became a director on September 17, 2010.

(3)

Mr. Mohs reached the mandatory retirement age stated in our Corporate Governance Guidelines and did not stand for reelection at our annual meeting in May 2010.

(4)

Includes amounts paid for attending director educational activities.

Cash Compensation

•

Attendance Fees: Each nonemployee director received a fee of $1,400 for attendance at board meetings and a fee of $900 for attendance at committee meetings to which they are a member or to which they are invited. Directors receive $1,400 for each director educational activity they attend.

•

Annual Retainer Fee: Each nonemployee director receives an annual retainer fee of $17,000.

•

Chairmanships: The committee chairperson of the Audit Committee is paid an additional $12,500 annually, the independent lead director (who is also the committee chairperson of the Corporate Governance Committee) is paid an additional $7,500 annually and the committee chairperson of the Compensation Committee is paid an additional $5,000 annually.

The board met 13 times in 2010. Each member of the board attended more than 75 percent of the total number of meetings of the board and the committees on which he or she served.

Policy Regarding Annual Meeting Attendance

Our policy is to encourage our directors to attend the Annual Meeting of Shareholders. All of our directors were present at last year's annual meeting.

Audit Committee Report

Our Audit Committee consists of six independent directors who, pursuant to the Audit Committee's Charter, oversee our financial reporting process on behalf of our board. Their duties and responsibilities are briefly described above under "Committees - Audit Committee" and are set forth in more detail in the Audit Committee Charter adopted by the board. The Audit Committee Charter is available on our Web site at www.mgeenergy.com/corpgov.

Our Audit Committee has issued the following report:

In the course of fulfilling our responsibilities, we have:

•

Discussed with the Company's internal auditors and independent registered public accounting firm, PricewaterhouseCoopers LLP, the overall scope, plans and results of their respective audits;

•

Reviewed and discussed with management the audited financial statements for the year ended December 31, 2010;

•

Discussed with the representatives of PricewaterhouseCoopers LLP all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant's communications with audit committees concerning independence;

•

Discussed with PricewaterhouseCoopers LLP their independence from the Company and management; and

•

Considered whether the provision by PricewaterhouseCoopers LLP of non-audit services is compatible with maintaining their independence.

Based on the foregoing, we have recommended to the board that the audited financial statements referred to above be included in our annual report on Form 10-K and the annual report to shareholders for the fiscal year ended December 31, 2010.

Mark D. Bugher	John R. Nevin
F. Curtis Hastings	James L. Possin
Regina M. Millner	H. Lee Swanson (Chair)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation program is administered by the Compensation Committee of our Board of Directors. John R. Nevin (the Chair), H. Lee Swanson and Regina M. Millner currently sit on the committee. Each of them is an independent director under Nasdaq Stock Market, Inc., listing requirements.

The committee, in consultation with its independent compensation consultant, provides overall guidance for our executive compensation philosophy, policies and programs and recommends the amounts and elements of compensation for our executive officers. Our independent directors are responsible for the final approval for those recommendations, as they relate to the compensation of our CEO; and our board, including our CEO, is responsible for the final approval for those recommendations as they relate to the compensation of our executive officers other than our CEO.

Although tempered in the past two years by the committee's evaluation of national and local economic conditions, our approach to executive compensation is to benchmark the ranges of executive compensation and then to set overall compensation within a competitive market range. Market-based salary ranges are examined for each position, and an executive's positioning within that range is determined by that individual's experience in their position, as well as the Company's evaluation of that individual's performance during the year. As a result, for 2010, an individual executive's compensation was ultimately set based upon a subjective evaluation of his or her role, responsibilities, experience, skills, accomplishments and contributions. Our overall executive compensation for 2010 included base salary, short-term incentive compensation based upon a subjective assessment of annual performance and long-term incentive compensation payable in cash based upon the performance of our stock over a five-year period. We do not have a stock award plan and thus have not issued any stock options or restricted stock awards. From June 2008 until December 2010, our committee held base salary compensation constant in view of its assessment of national and local economic conditions, with the intention of returning to the benchmarking process for setting compensation levels and elements.

In July 2010, the committee hired a new, independent compensation consultant, Towers Watson, to assist it with a review and benchmarking of the existing compensation programs and levels. A review had not been performed in recent years as a result of the decision to hold base salaries constant. The consultant assisted in identifying comparable companies and then performed a study of compensation practices and levels at those companies. That study resulted in changes to the peer group of companies against which our programs were compared. It also showed that base salaries, in a number of instances, and long-term compensation, in all instances, were significantly below the median point of a group of comparable companies. As a result, base salary adjustments were made in December 2010 with respect to some executives to address the larger discrepancies.

The committee has also examined and modified other elements of our compensation programs. In the first quarter of 2011, it revised our long-term incentive program to: (i) increase, for future awards, the maximum permissible award from 30 percent of base salary for all NEOs to a range of maximums from 30 to 50 percent for NEOs and (ii) provide for continued vesting of the award in the event of a bona fide retirement, provided the retired individual does not provide services to a competitor. It also sought, and achieved, amendments to our executive officer severance agreements to reduce the amounts payable under those agreements by eliminating certain perquisites and benefits and removing a gross-up payment for any excise taxes due as a result of payments under those agreements. The committee has also undertaken a review of the short-term incentive programs, with the objective of basing them in 2011 and thereafter more on objective performance measures and setting threshold, target and maximum payment levels.

Compensation Objective and Strategy

The principal goal of our compensation program has been to pay employees, including all of our executive officers, at levels which are:

•

Reflective of how well we are achieving our corporate mission;

•

Consistent with our current financial condition, recent earnings, rates and total shareholder return and the projected change in the Consumer Price Index;

•

Reflective of each individual's performance, experience and overall actual and potential contribution to our Company; and

•

Competitive in the marketplace for similarly situated employees.

Our Compensation Committee strives to administer our compensation programs in a manner that is fair and consistent over time. Through our compensation design (and with the help of the committee's independent compensation consultant), the committee seeks to:

•

Foster an organizational culture to encourage executives to make decisions that create shareholder value within the framework of our corporate objectives;

•

Use a clear, simple-to-understand reward design to allow the Company to attract and retain competent management talent necessary to continue to improve the Company's long-term performance;

•

Offer employees competitive pay with an additional opportunity to earn above-market pay when Company and individual performance exceeds expectations; and

•

Support our compensation program with appropriate performance management and communications efforts.

Our compensation program considers performance measures that are critical to our business success. These measures include earnings, our credit rating, system reliability, customer satisfaction and implementation of specific objectives developed jointly by management and our Board of Directors.

Our compensation program is designed to promote a performance-based culture that rewards both overall Company performance and individual accountability. This means that in addition to assessing Company performance as a whole, the committee considers individual performance and contributions in determining pay levels. Specific individual targets and Company performance formulas were not set for 2010 but are being developed for 2011. Market-based salary ranges are examined for each position, and an executive's positioning within that range is determined by that individual's experience in their position, as well as the Company's evaluation of each individual's performance during the year. The committee believes that this approach best rewards the Company's highest performers, while enabling the Company to maintain aggregate compensation expense that is at or below market median.

In addition to its review of external competitive factors, the committee considers internal equity among colleagues in determining compensation levels. Toward this end, the committee also uses the projected increase in the Consumer Price Index as a guideline for the aggregate annual increase in pay for both executives and employees. This means that while the committee considers competitive pay data for specific positions, such data is not the sole factor considered in setting pay levels as the committee believes promoting internal equity helps to provide long-term stability among its senior management.

To better align the Company's pay packages with the interests of our shareholders and customers, our committee believes it is important to place a significant amount of an executive's total compensation at risk in the form of variable pay. This means that for select senior executives, an additional long-term incentive plan gives executives the opportunity to earn additional cash awards based on the performance of the Company over a multiyear period of time. Actual award levels are determined based on a variety of factors determined by the committee including Company performance, individual performance and market data. Initial amounts for the 2010 annual award cycle were set at 30 percent of each executive's base salary, which amount may rise or fall over the five-year term of the award as described in the next paragraph.

Our compensation strategy is to promote a long-term commitment to the Company. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage the long-term commitment we seek, the long-term incentive portion of our compensation structure offers awards that vary in value directly with increases and decreases in our stock price and dividends paid to shareholders. Awards under this long-term incentive plan generally vest over five years and all awards have "back-loaded" vesting, which means the majority of the value of the award vests in the later years. The purpose of this vesting mechanism, combined with the annual grant design, is to promote long-term retention and stability among the senior management team by creating significant potential forfeitures of value for employees who depart prior to the conclusion of the vesting period. The committee believes this approach will appropriately reward our executives while protecting the Company's long-term investment in its executives.

Our Compensation Committee does not believe that our policies and practices with respect to executive and nonexecutive compensation are likely to encourage risk-taking outside our established policies, practices and risk management programs.

Role of the Compensation Committee

The Compensation Committee, in consultation with its independent compensation consultant and the other independent directors on our board, determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. The committee's function is described in its charter, which has been approved by our full Board of Directors and can be found in the corporate governance section of our Web site at www.mgeenergy.com/corpgov.

Under its charter, our Compensation Committee is empowered to retain, compensate and terminate compensation consultants and other advisors as considered necessary to the accomplishment of its work. In 2010, the committee hired Towers Watson to serve as its compensation consultant. The consultant was hired directly by the committee, and the committee retains full autonomy to direct the consultant's activities. The consultant has no prior relationship with our CEO or any of our Company's senior management. The consultant performs no services for the Company other than those requested by, or on behalf of, the committee.

In the process of assisting the committee, the compensation consultant may interact directly with our CEO, Assistant Vice President - Human Resources, Company General Counsel and/or the Chief Financial Officer and their staffs to provide the committee with relevant compensation and performance data for our executives and the Company. In addition, the consultant may seek comment and feedback from specific members of our Company's management to the extent that the consultant finds it necessary or desirable to do so.

To arrive at informed decisions, the committee collects and/or considers input from various sources and may invite certain senior executives or non-committee board members to attend committee meetings to discuss executive compensation and individual performance. Subject to the committee's direction, invitees provide additional insight, suggestions or recommendations regarding compensation decisions. Deliberations generally occur with input from the compensation consultant, management or other board members. Only independent board members may vote on compensation decisions for the CEO, which are always done without the CEO or any other members of management being present.

Base salaries were not increased from June 2008 to December 2010. Several adjustments were made in December 2010 as a result of a study performed by the compensation consultant. The study revealed disparities between the then current base salaries of some executive officers and the targeted median point of competitive compensation. It also suggested the long-term element of our compensation program needed to be increased in order to move closer to competitive compensation programs.

The discussion that follows describes the general approach we follow in setting compensation and changes that have arisen from the compensation consultant's study. Because base salaries were held constant from June 2008 to December 2010, the committee did not actively engage or rely upon its compensation consultant in setting those salaries for 2009 or at the outset of 2010.

Compensation/Benefits Structure

Our compensation and benefits structure involves the following:

•

Pay Levels: Determination of the appropriate pay opportunity;

•

Pay Mix: Determination of each element of compensation, its purpose and design and its relationship to the overall pay program; and

•

Pay for Performance: Determination of the performance measures and goals used in the pay programs.

Pay Levels

Pay levels for all employees, including our NEOs, are determined based on a number of factors, including each individual's roles and responsibilities, the projected increase in the Consumer Price Index, the individual's experience and expertise and expected contribution, pay levels for peer positions within the Company, pay levels for similar job functions in the marketplace and performance of our Company as a whole. The committee recommends pay levels for all of our executive officers. The independent directors of the board have final approval for CEO pay. All directors including the CEO have approval authority for pay levels of the other NEOs.

In 2010, the committee asked its compensation consultant to perform a study of "competitive market" compensation. Working with the committee, the compensation consultant sought to identify a peer group for the study, looking at general industry survey data, industry-specific survey data and information available from published proxy statements. The objective was to identify companies representing the Company's broad labor market for talent, while maintaining comparability, having sufficient size to avoid distortions from a single company and ensuring sufficient and credible data are available. The following companies were identified as the peer group:

Companies Used for Compensation and Benchmark Purposes
ALLETE, Inc.	El Paso Electric Company	Ormat Technologies Inc.
Atlantic Power Corporation	The Empire District Electric Company	South Jersey Industries, Inc.
Black Hills Corporation	EQT Corporation	Star Gas Partners LP
Central Vermont Public Service	IdaCorp, Inc.	Suburban Propane Partners LP
CH Energy Group Inc.	ITC Holdings Corporation	UIL Holdings Corporation
Chesapeake Utilities Corporation	Northwest Natural Gas Company	Unitil Corporation
Cleco Corporation	Northwestern Corporation

Executive salaries are established to reflect competitive salary levels for similar positions in similar-sized companies with similar industry characteristics as noted above. For these reasons, the peer group of companies listed above is used for compensation comparison and pay benchmark purposes. Where applicable, peer company information may be supplemented with general and industry-specific survey data that provides position-based compensation levels across broad industry segments.

Relative to the competitive market data, our committee does not set a specific targeted percentile as part of its compensation philosophy. An executive's positioning against the competitive labor market would reflect that executive's experience, marketability and performance over a period of time. While we use benchmarking as described above in determining appropriate compensation ranges, the committee avoids making "automatic" adjustments based on an employee's positioning relative to the market. The committee believes this approach better utilizes competitive data to facilitate rather than drive the Company's pay decisions, which results in appropriate recognition of our top performers.

Depending on whether Company and individual performance meets expectations, realized total compensation during any given year may be above or below the benchmark compensation levels. The amount and structure of compensation can also vary by executive due to negotiations and competitive pressures inherent in attracting and hiring experienced utility managerial talent in the utilities industry. To help attract and retain such talent, the committee also seeks to provide an appropriate level of employee benefits comparable to those in the utility industry and to publicly traded companies in the state of Wisconsin.

In structuring total compensation, the committee is also sensitive to the needs of other constituent stakeholders. The 2010 study showed that four of the NEOs were substantially below the midpoint of the peer group, including the CEO being paid at 67 percent of midpoint. Although adjustments were made to address some of these differences, the data show that total direct compensation levels generally remain at or below competitive market median levels.

Pay Mix

Our compensation program consists of each of the following components:

•

Base Salary: Fixed pay over standard time periods in an amount based upon an individual's experience, expected contribution and demonstrated level of individual performance.

•

Annual Bonus: Our annual plan is designed to reward business achievements. Awards for 2010 were based upon a subjective evaluation and judgment of actual achievements during the past year. The committee is in the process of developing objective standards for use in 2011.

•

Long-Term Incentives: Cash awards tied to increases in shareholder value over periods of time exceeding one year (currently a five-year period). Long-term awards help align the financial interests of our executives with those of our shareholders, reward achievement of our strategic goals and initiatives, and provide critical stability among management through retention features. The Company does not currently grant any stock options or other form of stock-based equity to its executives. Accordingly, the current cash long-term incentive program, also referred to as our performance unit plan, is the Company's sole long-term compensation vehicle.

•

Benefits: Additional programs offered to provide tax-advantaged income deferral and investments, appropriate health care coverage and other benefits which assist our Company to attract and retain the best employees.

Base Salaries

In setting base salaries for 2010, the committee and the board focused on the economic and regulatory climates at the time of review. After their reviews, the committee recommended, and the board approved, holding base salaries constant again for 2010. The study performed by the compensation consultant in 2010, however, indicated that certain executives' base salaries had fallen significantly below the desired median point when compared to peer group compensation. As a result, the committee adjusted those salaries upward in December 2010.

Annual Bonus Awards

The annual bonus awards are designed to reward business achievements and to reflect the overall quality of Company performance. Bonus awards are considered for all of our senior executives. Consistent with our Company's pay level strategy, the annual bonus levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target bonus award amounts) at or below competitive market median levels. In 2011, our bonus awards payout was based on a subjective evaluation of 2010 performance. In reaching its determination as to the amount of the bonuses, the committee and the board considered the following items:

•

Earnings per share finished at $2.50 in 2010. These were record earnings for the year. The earnings improvement in part reflected Company-wide cost containment efforts.

•

Electric reliability performance continues to be ranked in the top 10 percent for the industry.

•

Customer satisfaction ratings remained high in 2010.

•

MGE continues to be the highest-rated combination gas and electric utility in the country by Standard & Poor's.

•

The Company continued to raise the annual dividend for the 35th consecutive year.

•

The Company produced savings of $3.8 million for customers under the gas cost recovery mechanism and had gas commodity costs below the statewide average for Wisconsin utilities.

Based on the committee's assessment of 2010 performance and the committee recommendation, aggregate bonuses of $673,000 were awarded to the NEOs as compared to $605,000 for 2009. Awards were made based on an evaluation of the quality of NEO and Company performance in each of these years and based on the assessment of the factors discussed above.

Long-Term Incentives

In 2006, the board approved a cash long-term incentive plan known as the 2006 Performance Unit Plan (Performance Unit Plan). Under the Performance Unit Plan, selected executives of the Company are eligible to receive performance units, representing the right to receive a cash payment upon settlement, subject to meeting specified vesting requirements. The committee believes the use of performance unit awards under the Performance Unit Plan helps balance the Company's previous reliance on the annual bonus awards by tying significant additional incentives to stock-price performance achieved over multiyear periods of time.

The annual grants under the Performance Unit Plan are reviewed and recommended by the committee and approved by our Company's independent directors. The grant date for these annual awards occurs on the meeting date at which the grants are approved or a designated date subsequent to the meeting. Administration of the awards is managed by our internal Human Resources and Finance departments, and specific instructions related to timing of grants are given directly from the committee.

The performance unit awards made under the Performance Unit Plan during 2010 carry a five-year vesting requirement (vesting 60 percent at the end of 2012 and an additional 20 percent at the end of each of 2013 and 2014). The awards will vary in value based on changes in the Company's stock price, and awards contain the right to participate in dividend payments on the same terms and conditions as our shareholders.

Our committee believes that combining the annual bonus awards and the performance unit awards provides appropriate short- and longer-term incentives to perform while creating additional and necessary retention for our key executives. Also, using multiyear awards settled in cash helps protect our shareholders against equity-based dilution that would otherwise occur from typical stock-based, long-term awards, though such cash-settled awards are accounted for differently, and potentially less favorably to the Company, than stock-based awards. The committee currently believes the advantages gained from protecting against equity-based dilution outweigh these accounting considerations. In January 2010, initial amounts for the performance unit awards were set at 30 percent of an executive's base salary which was the maximum award allowed under the Performance Unit Plan for 2010.

The committee believes the Performance Unit Plan is responsive to a need to retain and reward our key executives consistent with market pay levels, is mindful of total compensation cost, keeps compensation for recipients more competitive with the market and promotes internal equity among colleagues who regularly work together.

Due to the Company's lack of any equity award program, the committee determined that a "gap" existed when comparing total direct compensation for senior executives versus market. Accordingly, target long-term incentive award levels are set by the committee to help reduce this gap between market total direct compensation and comparable pay at the Company. However, award levels are not designed to and may not necessarily eliminate any such deficits between total direct compensation at the Company and comparable market pay.

Effective in 2011, the Compensation Committee recommended, and the board approved, a change to the Performance Unit Plan and a change to the outstanding awards under the Performance Unit Plan. The Performance Unit Plan amendment will allow future awards to be granted at a higher percentage of base salary for some NEOs – up to a maximum of 50 percent for the CEO. This amendment will allow the committee to make the long-term awards a larger portion of the overall compensation, which was a shortcoming identified by the compensation study that was prepared for the committee regarding competitive compensation programs. The amendment to the outstanding awards will allow participants who retire from the Company to receive full vesting credit with respect to any awarded units so long as the participant does not compete with the Company following retirement.

Other Benefits

As Company employees, our NEOs are eligible to participate in all of the broad-based, Company-sponsored benefits programs on the same basis as other full-time salaried employees. These include the Company's health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). Executives also participate in the Company's pension and 401(k) retirement plans.

The Company also offers certain executives, including the NEOs, supplemental retirement benefits under individual income continuation agreements (Agreements). Retirement benefits under the Agreements supplement benefits from the qualified pension plan that would have been payable under the pension plan in the absence of legislation limiting earnings that may be considered in calculating benefits and the amount actually payable under the pension plan. The benefit formula is outlined in the Pension Benefits Table.

Post-Termination Compensation

The Company recognizes that, as with any public company, it is possible that a change in control of the Company may take place in the future. The Company also recognizes the threat or occurrence of a change in control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The Company also believes that it is essential and in the best interests of its shareholders to retain the services of its key management personnel in the event of a threat or occurrence of a change in control and to ensure their continued dedication and efforts in such event. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, the Company has entered into severance agreements with all of the NEOs.

The severance agreements guarantee the NEOs specific payments and benefits upon termination of employment as a result of change in control of the Company or if the employee voluntarily terminates employment within a specified period following a change in control. Effective December 30, 2010, these agreements were amended to limit the payments under those agreements as well as to eliminate a provision that required the Company to "gross-up" the executive for any excise tax due as a result of the change in control payments. Additional details of the terms of the change in control agreements are provided in the "Potential Payments on Employment Termination or Change in Control" section of this proxy statement.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the committee considers the various tax and accounting implications of compensation vehicles employed by the Company. As previously mentioned, cash-settled performance unit awards based on the Company's share price may carry accounting charges that differ from similar stock-based awards, but have been selected by the committee as the best long-term compensation vehicle due to the committee's desire to minimize shareholder dilution.

Compensation Committee Report

The Compensation Committee of the Board of Directors of MGE Energy oversees the Company's compensation program on behalf of the board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2010.

Regina M. Millner

John R. Nevin (Chair)

H. Lee Swanson

2010 Summary Compensation Table

Shown below, in the table format prescribed by the SEC, are the elements of compensation paid or earned by our CEO, our Chief Financial Officer and our three most highly compensated executive officers (other than our CEO and Chief Financial Officer) during the past three years. As described in the preceding Compensation Discussion and Analysis, that compensation includes, among other things, base salary, shown in the "Salary" column; annual bonus awards, shown in the "Bonus" column and the cash-based performance unit awards, shown in the "Stock Awards" column. Although awards under the Performance Unit Plan are ultimately paid in cash – and not stock – their ongoing value is derivative of movements in the price of our common stock, and so the awards are accounted for much like stock-based awards. As required by SEC rules, the amount shown in the "Stock Awards" column reflects the grant date fair value for the awards made in the indicated years to each of those officers under the Performance Unit Plan.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Gary J. Wolter	2010	471,137	266,000	140,994			553,659	26,092	1,457,882
Chairman, President and	2009	469,884	215,000	140,994			326,030	25,039	1,176,947
Chief Executive Officer	2008	461,020	198,000	133,004	—	—	309,504	24,778	1,126,306

Jeffrey C. Newman	2010	227,165	100,000	67,439			176,631	15,968	587,203
Vice President, Chief Financial	2009	224,664	95,000	62,995			112,877	15,800	511,336
Officer, Secretary and Treasurer	2008	206,632	85,000	60,014	—	—	89,216	14,675	455,537

Kristine A. Euclide	2010	237,405	105,000	70,624			227,192	7,644	647,865
Vice President and	2009	235,320	100,000	70,615			169,541	12,559	588,035
General Counsel	2008	231,584	95,000	67,272	—	—	142,525	11,228	547,609

Scott A. Neitzel	2010	246,381	110,000	73,300			209,621	16,839	656,141
Vice President -	2009	244,296	105,000	73,325			139,281	16,807	578,709
Energy Supply	2008	236,892	95,000	66,664	—	—	117,904	16,013	532,473

Lynn K. Hobbie	2010	209,676	92,000	62,938			196,726	9,348	570,688
Senior Vice President	2009	209,676	90,000	62,917			128,587	6,291	497,471
	2008	206,348	85,000	59,933	—	—	110,722	13,165	475,168

(1)

The amounts in this column reflect the grant date fair value of the cash-based performance unit awards made to the NEOs under our Performance Unit Plan. Under the Performance Unit Plan, an award was made to each NEO in 2008, 2009 and 2010. The Performance Unit Plan is described above under "Compensation Discussion and Analysis - Long-Term Incentives," and the vesting applicable to awards under the Performance Unit Plan is described below in the "Outstanding Equity Awards at December 31, 2010," table.

(2)

We do not have any stock option plans.

(3)

The amounts shown in this column include (i) the increase in actuarial present values of each of the NEO's accumulated benefits under our Retirement Plan and Income Continuation Agreements and (ii) the above-market earnings on nonqualified deferred compensation. The change in pension values represent the present values of future retirement benefits and do not represent cash payments made to the NEOs during 2010. The amounts increased from the prior year primarily as a result of a decrease to the discount rate, which has the effect of increasing the present value of the liability, and the fact that the NEOs are one year closer to retirement. The change in the actuarial present value of accumulated pension benefits in 2010 are $538,399 for Mr. Wolter, $175,366 for Mr. Newman, $219,809 for Ms. Euclide, $206,758 for Mr. Neitzel and $196,726 for Ms. Hobbie. Above-market earnings on deferred compensation in 2010 are $15,260 for Mr. Wolter, $1,265 for Mr. Newman, $7,383 for Ms. Euclide, $2,683 for Mr. Neitzel and none for Ms. Hobbie.

(4)

Amounts shown for all other compensation are Company contributions to a 401(k) defined contribution plan, pay for unused vacation, a premium reimbursement for low sick leave usage and $150 for a holiday bonus. The 401(k) Company contributions for 2010 were $7,350 for Mr. Wolter, $6,657 for Mr. Newman, $6,069 for Ms. Euclide, $6,773 for Mr. Neitzel and $6,375 for Ms. Hobbie. Pay for unused vacation in 2010 was $18,072 for Mr. Wolter, $8,641 for Mr. Newman, $905 for Ms. Euclide, $9,396 for Mr. Neitzel and $2,833 for Ms. Hobbie. Pay for unused vacation has been eliminated for future years, starting in 2011. Each of the NEOs, except for Ms. Hobbie, received pay equal to their long-term disability premium of $520.

2010 Grants of Plan-Based Awards Table*

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (g)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Gary J. Wolter	01/15/2010	3,320	42.47	140,994
Jeffrey C. Newman	01/15/2010	1,588	42.47	67,439
Kristine A. Euclide	01/15/2010	1,663	42.47	70,624
Scott A. Neitzel	01/15/2010	1,726	42.47	73,300
Lynn K. Hobbie	01/15/2010	1,482	42.47	62,938

*

Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

In 2006, the board approved a cash-based long-term incentive plan known as the Performance Unit Plan. Under the Performance Unit Plan, certain key executives of the Company received performance units, which vary in value based on the Company's share price and any dividend payments made by the Company during the vesting period. Performance units are settled by the Company in cash. Because the value of the awards is derivative of the value of our common stock, the awards are accounted for much the same as stock-based awards. That accounting also determines the presentation under applicable SEC disclosure rules, including the tables presented above and below. No shares of stock are issued pursuant to the awards.

The 2010 awards under the Performance Unit Plan vest over a five-year period as follows: 60 percent in 2012 and 20 percent in 2013 and 2014. As a result of a change made to the outstanding awards, in the event of a bona fide retirement, not followed by work for a competitor, the executive will receive full vesting credit for each outstanding award. The awards vest 100 percent on the occurrence of a change in control. See "Potential Payments on Employment Termination or Change in Control" below.

At the time the 2010 awards were made, the Performance Unit Plan permitted the Company to make annual awards up to 30 percent of each executive's base salary as determined on the date of the grant. For future awards, that amount was increased up to a maximum of 50 percent for the CEO. Award values are based on the Company's current share price plus projected dividend payments to be received over the term of the award. For each of the awards made in 2010, the targeted value can be determined by taking the number of performance units shown in column (g) and multiplying by the base price shown in column (k).

In 2010, each of the annual awards were targeted by the Company to equal 30 percent of each executive's base salary as of December 31, 2009, which are shown in column (l). The base price shown in the table is based upon the Company's closing share price of $35.10 on the date of the grant, plus a projected annual dividend rate of $1.47 for the five-year term of the award.

Actual value of performance units upon settlement may increase or decrease from the targeted values shown in the table based upon changes in the Company's share price and any changes in the actual dividends declared during the vesting period.

Outstanding Equity Awards at December 31, 2010*

		Stock Awards
Name (a)	Year	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Gary J. Wolter	2007	-	-
	2008	656	32,972
	2009	1,436	72,176
	2010	3,320	160,870

Jeffrey C. Newman	2007	178	8,927
	2008	592	29,755
	2009	1,604	80,620
	2010	1,588	79,816

Kristine A. Euclide	2007	-	-
	2008	332	16,677
	2009	719	36,148
	2010	1,663	83,586

Scott A. Neitzel	2007	197	9,912
	2008	658	33,052
	2009	1,867	93,839
	2010	1,726	86,752

Lynn K. Hobbie	2007	177	8,916
	2008	591	29,715
	2009	1,602	80,520
	2010	1,482	74,488

*

Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

(1)

This table reflects awards made under our Performance Unit Plan, which will ultimately be paid in cash. At December 31, 2010, each NEO had four awards currently outstanding under the Performance Unit Plan, which vest as follows:

	Vests 60%	Vests 80%	Vests 100%
2007 award	December 31, 2009	December 31, 2010	December 31, 2011
2008 award	December 31, 2010	December 31, 2011	December 31, 2012
2009 award	December 31, 2011	December 31, 2012	December 31, 2013
2010 award	December 31, 2012	December 31, 2013	December 31, 2014

For retirement-eligible NEOs, such as Mr. Wolter and Ms. Euclide, an additional year of vesting is credited to their vesting schedules.

(2)

The market value shown for the units composing each of the awards is based on the closing price of our common stock on December 31, 2010, plus the projected, undiscounted value of the dividends to be earned during the remaining term of the award.

2010 Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During 2010 (e)
Gary J. Wolter	Retirement Plan	27	813,178	—
	Income Continuation Agreement	27	2,010,565	—

Jeffrey C. Newman	Retirement Plan	25	471,836	—
	Income Continuation Agreement	25	383,389	—

Kristine A. Euclide	Retirement Plan	9	254,465	—
	Income Continuation Agreement	9	775,083	—

Scott A. Neitzel	Retirement Plan	13	271,755	—
	Income Continuation Agreement	13	719,519	—

Lynn K. Hobbie	Retirement Plan	25	611,159	—
	Income Continuation Agreement	25	448,051	—

The Madison Gas and Electric Company Retirement Plan (Retirement Plan) is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits are payable at retirement in the form of an annuity. Earnings, for purposes of calculation of benefits under the Retirement Plan, include salary and bonus, but exclude payments from awards made under the Performance Unit Plan and pay deferred under nonqualified deferred compensation agreements. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2011, the annual limitation is $245,000.

Benefits under the Retirement Plan are calculated as an annuity based upon the employee's years of service to a maximum of 30 and the employee's highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee's retirement multiplied by 1.4 percent for each year of service. Prior to 1986, the Retirement Plan was contributory and the multiplier for pre-1986 Retirement Plan service is 1.7 percent and the employee's contributions are credited with earnings based on the greater of 5 percent or actual trust earnings for the prior year. The Retirement Plan currently limits pensions paid under the Retirement Plan to an annual maximum of $195,000 payable at age 65 in accordance with Internal Revenue Service requirements. Contributions to the Retirement Plan are made entirely by MGE and paid into a trust fund from which benefits of participants will be paid.

Eligibility for early retirement under the Retirement Plan is age 55 and five years of service. Benefits in the form of an annuity are available on a reduced basis at age 55 and an unreduced basis at age 65, or at age 62 with 15 years of service. Of the officers named in the Summary Compensation Table, Mr. Wolter and Ms. Euclide are eligible for early retirement under the Retirement Plan.

Each NEO has also entered into an income continuation agreement to supplement benefits from the Retirement Plan. The income continuation agreements are unfunded and benefits are paid from the Company's general assets. Benefits are payable at retirement in the form of a 10-year certain annuity. Earnings, for purposes of the income continuation agreements, include salary, bonus and nonqualified deferred compensation, but exclude payments from awards made under the Performance Unit Plan.

Benefits under the income continuation agreements for Messrs. Wolter, Newman and Neitzel and Ms. Hobbie range from 55 percent at age 55 to 70 percent at age 65 of the employee's average earnings for the 60 consecutive calendar month period immediately preceding the employee's retirement less the benefit from the Retirement Plan. Benefits under the income continuation agreement for Ms. Euclide range from 24 percent at age 55 to 40 percent at age 63 of her average earnings for the 60 consecutive calendar month period immediately preceding her retirement less the benefit from the Retirement Plan. In all agreements, the designated percentage is based on the employee's age at retirement.

A grantor trust has been established through which the Company pays benefits. In the event of a potential change in control or an actual change in control, we are required to fund the trust with cash or marketable securities in an amount equal to 100 percent of the present value of the aggregate amounts required to pay beneficiaries under all income continuation and nonqualified deferred compensation agreements plus an amount to cover the expense of maintaining the trust.

Amounts shown in the Pension Benefits Table assume a discount rate of 5.36 percent per annum. Benefits are calculated at earliest unreduced retirement age of 62 for the Retirement Plan for all executives except Ms. Euclide and age 65 for the income continuation agreements. For Ms. Euclide, retirement age is 65 for the Retirement Plan and age 63 for the income continuation agreement. All benefits are calculated using RP-2000 combined mortality tables with a nine-year projection. No preretirement decrement is assumed. Benefits are payable in the form of a life annuity for the Retirement Plan and a 10-year certain annuity for the income continuation agreements. See Footnote 13.a. of Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2010, for additional information regarding the assumptions used to determine benefit obligations.

2010 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in 2010 ($)(1) (b)	Registrant Contributions in 2010 ($) (c)	Aggregate Earnings in 2010 ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance as of 12/31/10 ($)(3) (f)
Gary J. Wolter	—	—	44,899	—	665,994
Deferred Compensation Plan
Jeffrey C. Newman	12,000	—	3,683	—	61,197
Deferred Compensation Plan
Kristine A. Euclide	36,000	—	21,604	—	340,163
Deferred Compensation Plan
Scott A. Neitzel	30,000	—	8,325	—	139,906
Deferred Compensation Plan
Lynn K. Hobbie	—	—	—	—	—

(1)

Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)

Other than above-market earnings, amounts in this column are not included in the Summary Compensation Table for 2010.

(3)

Employee salary deferrals and above-market earnings for prior years have been previously reported in the Summary Compensation Table. The aggregate balance for the prior year was $621,095 for Mr. Wolter, $45,514 for Mr. Newman, $282,559 for Ms. Euclide, $101,581 for Mr. Neitzel and none for Ms. Hobbie.

The 2010 Nonqualified Deferred Compensation Table represents amounts deferred under individual deferred compensation agreements. Ms. Hobbie has not entered into an individual deferred compensation agreement with the Company. Participants may defer up to 100 percent of monthly salary under their deferred compensation agreements. Deferred amounts are credited with earnings based on the semiannual rate of U.S. Treasury Bills having a 26-week maturity increased by one percentage compounded monthly, with a minimum annual rate of 7 percent, compounded monthly. The basis for the earnings credit is determined by the Company with approval from the Board of Directors and was last changed in 1991. The Company does not make contributions to participants' accounts under the deferred compensation agreements. Distributions are payable upon the six-month anniversary of the employee's termination of employment with the Company. The form of distribution is based on employee election and paid in semiannual or annual installments up to 15 years or in a lump sum.

Potential Payments on Employment Termination or Change in Control

Each of our NEOs is a participant in the Madison Gas and Electric Company General Severance Plan (Severance Plan), which covers our salaried employees. In addition, MGE has entered into individual severance agreements (Severance Agreements) with each of our NEOs that provide for payments in connection with the officer's termination of employment in the event of a change in control.

Employment Terminations Other Than in Connection With a Change in Control

For employment terminations other than in connection with a change in control, the NEOs, like other salaried employees, are entitled to a payment equal to two weeks of compensation plus the employee's weekly compensation multiplied by the number of years of employment, not to exceed 24 years. There are no benefits payable under the Severance Plan if termination results from cause, permanent disability, death, early or normal retirement or voluntary termination. Because those benefits are equally available to all salaried employees (including NEOs) under those circumstances, they are not separately valued in this section. Benefits receivable under our retirement and deferred compensation arrangements are described above under "2010 Pension Benefits Table" and "2010 Nonqualified Deferred Compensation Table." At December 31, 2010, the benefits receivable under the Performance Unit Award Agreements were enhanced, through an additional year of vesting credit, in the event that the termination of employment is due to retirement, disability or death. The value of this additional vesting credit as of December 31, 2010, based on an MGE Energy closing share price on that date of $42.76, is $161,019 for Mr. Wolter, $72,177 for Mr. Newman, $80,902 for Ms. Euclide, $82,741 for Mr. Neitzel and $72,085 for Ms. Hobbie. Payment of the award is not accelerated.

Employment Terminations in Connection With a Change in Control

For employment terminations in connection with a change in control, our benefits arrangements provide enhancements, which are described in the remainder of this section. Benefits receivable under our Retirement Plan are not separately valued in this section as they are described above under "2010 Pension Benefits Table" and "2010 Nonqualified Deferred Compensation Table," and are not affected by a change in control, except in the case of Mr. Neitzel's income continuation agreement. At the end of 2010, Mr. Neitzel was 70 percent vested under that agreement; however, a change in control causes an acceleration of that vesting to 100 percent. The present value of the incremental benefit associated with that accelerated vesting is reflected in the table below. No other NEO has an enhanced benefit under their income continuation agreement. Under the Severance Agreements, Mr. Wolter, Mr. Newman, Ms. Euclide, Mr. Neitzel and Ms. Hobbie are entitled to a severance payment following a "change in control" if, within 24 months after the change in control, employment is terminated by: (i) MGE, other than for cause, (ii) the employee for "good reason" or (iii) the employee for any reason during the 30-day period commencing one year after the date of the change in control. The employee must remain with the Company voluntarily until an attempted change in control terminates or until 90 days following a change in control. The employee agrees to keep confidential trade secrets and other nonpublic information concerning MGE.

"Change in control" is defined to include:

•

The acquisition by any person, subject to certain exceptions, of beneficial ownership of 20 percent or more of our common stock;

•

A change in the majority of our Board of Directors;

•

Certain mergers or similar transactions involving MGE's assets where, among other conditions, the current shareholders do not constitute at least 60 percent of the shareholders of the resulting or acquiring entity; or

•

A liquidation or dissolution of MGE.

"Good reason" is defined to include a material reduction in the employee's position, duties or responsibilities; any reduction in compensation or benefits; or failure to provide benefits comparable to peer employees and a required relocation of the employee from Dane County, Wisconsin. The employee's good faith determination of good reason is considered conclusive.

Severance payments to Messrs. Wolter, Newman and Neitzel and Ms. Hobbie will be equal to three times the employee's annual base salary plus three times the highest bonus paid during any of the five years immediately preceding a change in control, reduced to avoid triggering excise tax under Section 280G of the Internal Revenue Code. Severance payments to Ms. Euclide will be equal to two times her annual base salary plus two times the highest bonus paid during any of the five years preceding a change in control, reduced to avoid triggering excise tax under Section 280G of the Internal Revenue Code. The agreements with each of Messrs. Wolter, Newman and Neitzel and Ms. Hobbie were entered into at earlier dates (in some cases, 1994) than the agreement with Ms. Euclide. Ms. Euclide's agreement was entered into November 2001 in connection with the commencement of her employment with the Company and reflected the results of a negotiation of her overall compensation package.

In addition to severance, MGE is obligated to pay any legal expenses incurred by the employee for disputes in which the employee prevails. Employees are not obligated to seek other employment or otherwise take action to mitigate the amounts payable by MGE. Over age 67, benefits are subject to reduction (eventually to zero); no benefits are payable beyond age 70 or if the employee dies.

The table below was prepared to illustrate the benefits payable under the Severance Agreements and the incremental benefit payable to Mr. Neitzel under his income continuation agreement, in each case as though a change in control occurred, and the NEO's employment was terminated, on December 31, 2010. However, no change in control of MGE has actually occurred, and no executive has received any of the severance indicated. If a change in control did occur in the future, the actual payments to the NEOs would depend upon the circumstances in effect at the time, including relative salaries, bonuses and ages.

Executive Benefits Upon Termination	Gary J. Wolter	Jeffrey C. Newman	Kristine A. Euclide	Scott A. Neitzel	Lynn K. Hobbie
Severance (a)(b):
Salary	$847,908	$327,943	$353,557	--	$311,078
Bonus	$478,722	$144,364	$156,372	--	$136,492
Pro Rata Bonus (2010) (c)	$266,000	$100,000	$105,000	$110,000	$92,000
Performance Unit Plan - Unvested	$246,142	$186,741	$123,449	$210,103	$182,089
Income Continuation (d)	--	--	--	$506,553	--
Total	$1,838,771	$759,048	$738,378	$826,656	$721,659

(a)

In March 2011, the individual severance agreements were amended, effective December 30, 2010, to reduce the amount payable thereunder and to eliminate any gross-up payment for any excise taxes due as a result of those payments. The amendment also eliminated provisions that required the Company to: (i) continue a covered executive's health, life and disability benefits for a period of two or three years (depending upon the individual agreement) following the termination of employment; (ii) continue Company-sponsored scholarship benefits for a covered executive who had children eligible to receive such benefits and (iii) waive retiree health plan eligibility requirements for a covered executive who is age 50 or over. The table reflects the effects of those amendments.

(b)

Value reflects three times (two times, in the case of Ms. Euclide) the quantity of the executive's base salary plus the highest paid or payable bonus in the past five years, reduced to avoid triggering excise tax under Section 280G of the Internal Revenue Code.

(c)

Executives are entitled to a pro rata bonus, depending on the time of the year in which the termination occurs, based upon the highest bonus paid or payable in the past three years.

(d)

Represents present value of accelerated vesting, from 70 to 100 percent, that would occur under Mr. Neitzel's income continuation agreement if a change in control had occurred and his employment had been terminated. If Mr. Neitzel's employment had terminated as of December 31, 2010, it is likely that his income continuation agreement benefit would commence at age 55, rather than 65, as presented in the "2010 Pension Benefits Table."

OTHER INFORMATION

Expenses of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail and may be solicited personally by our directors, officers or employees who will not receive special compensation for such services. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies at a fee of $6,500 plus expenses.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals intended to be presented at the 2012 Annual Meeting of Shareholders must be received in writing at our principal executive offices (133 South Blair Street, Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Secretary) prior to November 23, 2011, in order to be considered for inclusion in our proxy statement and proxy related to that meeting. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the SEC.

Our Bylaws set forth additional requirements and procedures regarding the submission by shareholders of matters for consideration at the 2012 Annual Meeting of Shareholders, including a requirement that those proposals be given to the Secretary not later than the close of business on the 75th day and not earlier than the close of business on the 100th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2012 Annual Meeting of Shareholders must be received by the Secretary at the address set forth above after the close of business on February 3, 2012, and on or prior to the close of business on March 3, 2012.

Contacting Our Directors

A shareholder who desires to contact members of our Board of Directors may do so by sending an e-mail to directors@mgeenergy.com or by writing to Board of Directors, MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231. The correspondence should identify the shareholder and his, her or its address and shareholdings. That correspondence is received by our Corporate Secretary's office. Our Corporate Secretary's office will forward matters within the board's purview to them. Ordinary business matters, such as issues relating to customer service, employment or commercial transactions, will be directed to the appropriate areas within our Company for handling. Comments or concerns regarding financial reporting, legal compliance or other ethical issues should be directed to EthicsPoint at www.ethicspoint.com or phone 1-866-384-4277. EthicsPoint is a third party we have selected for receiving and handling such communications from shareholders as well as our employees. Communications to EthicsPoint may be sent anonymously. EthicsPoint will forward those communications directly to the Chairman of our Audit Committee.

Dated: March 23, 2011	By Order of the Board of Directors /s/ Gary J. Wolter Chairman of the Board, President and Chief Executive Officer